Exhibit 10.1
LEASE AGREEMENT

THIS LEASE AGREEMENT (the “Lease”) is made and executed this 13 day of January, 2021, between STEELE AVE LLC, a Michigan Limited Liability Company, whose address is 1655 Steele Ave SW, Suite C, Grand Rapids, MI 49507, (“Landlord”), and SHOULDER INNOVATIONS, INC., a Delaware foreign corporation authorized to do business in Michigan, whose address is            220 Lyon St. NW Suite 500, Grand Rapids, MI,       (“Tenant”).

49503
1.    Leased Premises. Landlord is the owner of the real property commonly known as 1535 Steele Ave SW, Grand Rapids, Michigan 49507 and more particularly described on attached Exhibit A (the “Land”). Landlord owns a 25,500 square foot building and an adjacent parking lot (the “Building”) and other related improvements (the “Improvements”) on the Land. The Land, the Building and the Improvements are collectively referred to in this Lease as the “Property”. Landlord lets and leases to Tenant, and Tenant hires and leases from Landlord, that portion of the Building, containing approximately 7,000 square feet of floor area (Suite B), more particularly described on attached Exhibits B and C (the “Leased Premises” or “Premises”), at the rents and under the terms and conditions set forth in this Lease.
2.    Purpose of Occupancy. Tenant shall occupy and use the Leased Premises for the purpose of warehouse/distribution and office space but for no other purpose without the written consent of the Landlord. The Leased Premises shall not be used for any purpose which would: a) violate any law, ordinance; or b) in any way create any nuisance or trespass. Notwithstanding, Tenant’s use does not violate any of the above.
3.    Term of Lease and Renewal Terms. The term of this Lease shall commence on the date Landlord delivers possession of the Leased Premises to Tenant (the “Commencement Date”), and shall continue until five (5) years after the Rent Commencement Date (as defined in Section 4) [“Initial Term”] unless sooner terminated as provided in this Lease; provided, however, that in the event that the Rent Commencement Date is a date other than the first day of a calendar month, then the Initial Term shall extend for said number of years in addition to the remainder of the calendar month in which the Rent Commencement Date occurs. Upon delivery of the Leased Premises, Tenant shall execute and deliver to Landlord the Acceptance of Premises form attached to this Lease as Exhibit D.
Provided Tenant is not then in default in the performance of any of its covenants and agreements under this Lease, Tenant may renew this Lease for one (1) additional five (5) year term, upon the same terms and conditions as provided in this Lease, except as to Rent (as defined in Section 4) which shall be adjusted as provided in Section 4, below. In order to exercise such renewal rights, Tenant shall serve Landlord with written notice of Tenant’s election to renew not less than four and a half (4.5) months prior to the end of the term or each renewal term of this Lease, as applicable. For purposes of this Lease, the word “Term” shall refer to the Initial Term of this Lease and any properly and timely exercised renewal term(s).
4.    Rent. Tenant covenants and agrees to pay Landlord as rent for the Leased Premises during the Term as follows:
a)    Base Rent. Beginning on the Rent Commencement Date, Tenant shall pay as Base Rent in sixty (60) equal monthly installments of Three Thousand Seven Hundred Sixty-Two and 50/100 Dollars ($3,762.50). For purposes of this Section, the “Rent Commencement Date” shall be fourteen (14) days following the Substantial Completion Date as described in Section 11 hereof. Base Rent shall be paid in advance on the first day of each month during the Term. Moreover, in the event the Rent Commencement Date is any day other than the first day of the month, Tenant shall pay to Landlord on the

Rent Commencement Date a prorated portion of the monthly Base Rent for the period from the Rent Commencement Date to the first day of the following month.
b)    Annual Adjustments. The Base Rent paid by Tenant shall be adjusted upward by two and 50/100 percent (2.5%) effective as of the first anniversary of the Rent Commencement Date and on the same day each year thereafter during the Initial Term. During any renewal period, the Base Rent paid by Tenant shall be adjusted upward by two and 50/100 percent (2.5%) on the same day of each year thereafter during the Renewal Period. The Base Rent, as adjusted, shall be paid in equal monthly installments as provided in Section 4(a), above.
c)    Additional Rent. Commencing on the Rent Commencement Date, Tenant shall also pay to Landlord as additional rent, Tenant’s pro rata share of the operating expenses for the Property (which shall include any costs and expenses related to the operation, maintenance, repair and replacement of the common areas and facilities allocated to the Property) (the “Operating Expenses”). Tenant’s pro rata share shall be based upon the ratio of the number of square feet of leasable floor area of the Leased Premises to the number of leasable square feet of the floor area in the Building, including the hallways and corridors included in the Common Areas (as defined in Section 16, below). Consequently, Tenant’s pro rata share of Operating Expenses shall be Twenty-Seven and 45/100 Percent (27.45%) (“Additional Rent”).
As used in this Section 4, Operating Expenses shall include all costs of operating and maintaining the Property, including, without limitation, the following costs and expenses incurred by Landlord: all property taxes and assessments – real, general and special; utility costs and expenses including water, sewer, electricity, gas and other sources of power for heating, lighting, ventilating or air conditioning, except when separately billed to a tenant of the Property; property management fees [limited to 5%]; casualty insurance premiums; janitorial services contracted for by Landlord [for Tenant’s space only, if applicable] and/or wages, salaries, fringe benefits and applicable taxes on the employer for services related to the Property performed by Landlord’s employees [so long as at market rates for the service provided]; supplies consumed in connection with cleaning, maintenance and repair; snow removal, lawn care, landscaping, parking, and other exterior grounds maintenance and repair; and all installation, maintenance and repair costs. Operating Expenses shall not include any alterations to meet the needs of specific tenants of the Building and leasing commissions, if any.
Such Additional Rent shall be computed on the basis of each calendar year and shall be adjusted in January of each year during the Term. Tenant shall pay its pro rata share of the Operating Expenses in monthly installments on or before the first day of each calendar month, in advance, in an amount estimated by Landlord each year without any deduction or setoff whatsoever, beginning on the Rent Commencement Date of this Lease. Within sixty (60) days after the end of each calendar year, Landlord shall furnish Tenant with a written statement itemizing the Operating Expenses for that calendar year, and a written statement of the amount of the Tenant’s pro rata share of said Operating Expenses. If the total amount paid by Tenant for the prior calendar year shall be less than the actual amount due from Tenant for that year, Tenant shall, within ten (10) days after written notice, pay to Landlord the difference between the amount paid by Tenant and the actual amount due. If the total amount paid by Tenant for the prior calendar year exceeds the actual amount due from Tenant for that year, Tenant shall receive a credit for such amount against rent to become due under this Lease, or if the Term has expired, a refund of such excess from Landlord.

Steele Ave LLC Lease Agreement – Shoulder Innovations	Page 2 of 25

Notwithstanding the above, during the Initial Term of the lease, Tenant’s pro rata share will be limited to, and shall not exceed, $2.50/square foot. During any renewal period, the Tenant’s pro rata share will not be subject to a limit.
d)    Payment. The monthly installments of Base Rent, Additional Rent and all other sums payable under this Lease by Tenant shall be paid to Landlord at Landlord’s address set forth above, or at such other address as Landlord may direct by written notice, without setoff, counter claim, recoupment, abatement, suspension or deduction except as specifically provided in this Lease.
5.    Taxes and Special Assessments. Subject to Section 4(c) above, Landlord shall pay and discharge all real property taxes and special assessments which may be levied against all or any part of the Property during the Term. Tenant shall pay and discharge all personal property taxes which may be levied against its furniture, equipment and other personal property located on the Leased Premises.
6.    Insurance and Indemnity. Tenant shall have an updated Certificate of Insurance on file with Landlord prior to taking possession of Leased Premises, including Worker’s Compensation, Auto and General Liability, naming Landlord as additional insured with respect to General Liability coverage. Tenant shall keep in force without interruption during the course of this Lease, policies of insurance covering Tenant for Worker’s Compensation, Commercial General Liability insurance and a Business Auto policy (including hired and non-owned automobile liability) with minimum limits set forth on Exhibit E. Tenant’s failure to comply with this provision shall be deemed a breach of this Lease.
Subject to Section 4(c) above, Landlord shall keep the Property insured against the loss or damage by fire and those risks covered by “extended coverage” as provided in a Michigan standard fire insurance policy in the amount of the full replacement cost of the Property. All such policies of insurance shall be payable to Landlord or as Landlord specifies.
Tenant shall indemnify Landlord against and save Landlord harmless from any liability, claim, cost or expense (including reasonable attorney’s fees) which may be asserted against or incurred by Landlord by reason of any accident or casualty occurring in, on or about the Leased Premises except such as arise from the negligence of Landlord, its agents or employees.
Tenant, at its own expense, shall keep all of its furnishings, equipment and other personal property located on the Leased Premises fully insured against loss or damage by fire and those risks covered by “extended coverage” as provided in a Michigan standard fire insurance policy. Such policy of insurance shall be payable to Tenant or as Tenant specifies. Tenant hereby releases Landlord from any and all liability for any damage to or loss of such personal property from any cause whatsoever except to the extent such loss or damage is the result of the negligence of Landlord, its agents or employees and is not otherwise covered by insurance required to be carried by Tenant under this Lease.
Landlord agrees to indemnify and hold harmless Tenant for any loss, injury or damage of any kind or nature arising from the Building, Improvements and Property (other than the Premises), (except when such injury or damage is a result of a malfunction of or damage to items to be maintained, repaired, or provided by Tenant, or when such injury or damage is a result of Tenant’s negligent act and/or willful misconduct) and for breaches of Landlord’s representations and warranties contained within the Lease and/or as contained in the Rider.

Steele Ave LLC Lease Agreement – Shoulder Innovations	Page 3 of 25

7.    Waiver of Subrogation. Each policy of insurance authorized or required of either party under this Lease shall contain a clause or endorsement under which the insurer waives all right of subrogation against the other party, its agents and employees with respect to losses payable under such policy, and each party hereby waives all right of recovery it might otherwise have against the other party, its agents and employees for any loss or injury which is covered by such a policy of insurance, notwithstanding that such loss or injury may result from the negligence or fault of such other party, its agents or employees.
8.    Utilities. Tenant shall pay all charges for utility services provided to the Leased Premises which are separately metered. Subject to Section 4(c) above, Landlord shall pay all charges for all other utility services necessary for the reasonable use and operation of the Leased Premises and the Property. Landlord shall not be liable in damages or otherwise for any interruptions or failure in the supply of any utilities or utility service to the Leased Premises except such failure or interruption which results from the gross negligence of Landlord, its agents or employees.
9.    Maintenance and Condition of Leased Premises. Tenant, at its expense, shall keep the interior of the Leased Premises in good maintenance, condition, and repair, reasonable wear and tear excepted, including, without limitation, the maintenance, repair of all HVAC, plumbing and electrical systems serving the Leased Premises, and perform all other maintenance, repair and replacement upon the Leased Premises and the Property necessitated by the negligent acts of Tenant, its agents, employees or invitees. Subject to Section 4(c) above, all other necessary maintenance, repair and replacement of the Property, including Common Areas (as defined in Section 16, below), shall be promptly performed by Landlord. Tenant shall promptly notify Landlord in writing of any defective condition known to Tenant which Landlord is required to repair or replace and failure to so report such defect shall make Tenant responsible to Landlord for any additional loss or aggravation of loss incurred by Landlord by reason of Tenant’s failure to notify Landlord.
Tenant shall keep the Leased Premises in a neat and clean condition, shall not allow refuse to accumulate, and shall conduct its business in such a manner that the risk of fire to the Leased Premises shall not be increased beyond the hazard normal and usual for its type of business. At Tenant’s sole cost and expense. Tenant shall maintain a preventive maintenance contract providing for the regular inspection and maintenance of the HVAC system serving the Leased Premises by a heating and air conditioning contractor, such contracts and such contractors shall be subject to Landlord’s prior reasonable written approval. Tenant shall provide proof of such preventative maintenance contract to Landlord upon request.
10.    Alterations. Tenant shall not make or permit to be made any alterations, additions or improvements in, upon or to the Leased Premises, or any part of the Leased Premises, without the prior written consent of Landlord, which shall not be unreasonably withheld. In the event such consent is obtained, all such alterations, additions or improvements shall be performed at the expense of Tenant in a good, workmanlike manner, free from faults and defects and in accordance with all applicable laws and building codes and plans and specifications approved by Landlord. Tenant shall not allow any such construction liens to attach to the Leased Premises or Property in connection with any such alteration and the failure of Tenant to have any such lien released within ten (10) days after written notice from Landlord shall constitute a default under this Lease. In addition, Tenant shall indemnify, defend and hold Landlord harmless from any and all costs and expenses incurred by Landlord in connection with such construction liens, including, without limitation, attorneys’ fees and costs of litigation. All alterations, additions or improvements (except trade fixtures) so made and installed by Tenant shall become part of the realty, shall become the property of Landlord and shall remain for the benefit of Landlord at the end of the Term or other expiration of this Lease in as good condition as they were when installed, reasonable wear and tear excepted. Notwithstanding the foregoing, at the end of the Term or other expiration of this Lease, Landlord may require the Tenant to remove any such alteration, addition or improvement, at Tenant’s expense. In

Steele Ave LLC Lease Agreement – Shoulder Innovations	Page 4 of 25

which case, Tenant shall repair any damage caused by such removal and shall restore the Leased Premises to their condition prior to the making of such alteration, addition or improvement.
Notwithstanding the foregoing, Tenant may make strictly cosmetic changes to the finish work in the Premises, not including any changes affecting the Premises' or Building's roof, structure, systems, or exterior appearance ("Cosmetic Alterations"), without Landlord's consent (but subject to all other terms of this Lease), provided that (i) the aggregate cost of any such Cosmetic Alterations does not exceed Ten Thousand Dollars ($10,000.00) in any twelve (12) month period, and (ii) such Cosmetic Alterations do not require any substantial modifications to the Premises. Tenant shall also have the right to install furnishings, equipment, wiring and connections, fixtures and trade fixtures within the Premises.
Tenant agrees to surrender to Landlord, at the end of the Lease Term or upon any termination of this Lease, the Premises in as good condition as the Premises were at the Commencement Date, ordinary wear and tear and damage by casualty or condemnation excepted. Tenant shall not be obligated to remove any Cosmetic Alterations or other alterations that Landlord and Tenant agree shall remain with the Premises as provided above, Tenant shall not have the right to remove any fixtures, wiring, installations or any other Alterations or Tenant Improvements as contemplated by the Work Letter unless specifically permitted in writing by Landlord. In the event Landlord grants Tenant’s request to remove any improvements, fixtures or other items, Tenant shall do so in a good and workmanlike manner and shall reasonably repair and patch all floors, ceilings and other effected areas.
11.    Landlord’s Work. Landlord agrees perform the following work at Landlord’s sole cost and expense (collectively “Landlord’s Work”): (i) all work and services necessary to establish the Building, Improvements and Premises, and (ii) the following work and services within the Premises:
a)    (1) large office – room for desk and table for meetings,
b)    (1) regular sized office,
c)    Space for (5) cubicles,
d)    (1) conference room – large enough for a table that seats 10-12 people,
e)    Kitchenette with room for a table to sit and eat,
f)    Janitorial closet,
g)    Area for (4) workstations,
h)    Plumb out water service near the office space for a future cleaning station, and
i)    Air conditioning in warehouse.
The detailed plans, specifications, materials and finishes with respect to the foregoing are to be agreed upon by Landlord and Tenant within thirty (30) days following the date of this Lease.
Notwithstanding the foregoing, Landlord has agreed to fund up to Fifty Thousand and 00/100 Dollars ($50,000.00) of the initial construction expenses for the Tenant’s suite buildout as described in (ii) above. Any cost over and above the Landlord’s $50,000.00 investment with respect to (ii) above shall be subject to Tenant’s approval prior to performance and, if approved by Tenant, will be paid by the Tenant within ten (10) days of receipt of an invoice from Landlord or Landlord’s contractor. Notwithstanding the preceding, the total cost of Tenant’s suite buildout over Landlord’s $50,000 investment will not exceed $75,000.00.
For the Lease Term, Landlord shall warrant the following interior and exterior building components or systems installed by Landlord, including but not by way of limitation: fire protection, plumbing, lighting, electrical system which provides electricity to the building, heating, air conditioning, ventilating, other mechanical systems, foundation floor, sidewalks, roll-up doors and dock area (expressly excluding any additional plumbing, electrical lighting, or other mechanical systems, components or leasehold improvements installed by Landlord. As such Tenant shall not be responsible for repairs to such items to the extent would be required to make repairs or

Steele Ave LLC Lease Agreement – Shoulder Innovations	Page 5 of 25

perform maintenance as contemplated by Section 9 and such costs shall not be chargeable to Tenant as Operating Expenses as contemplated by Section 4 c). Any modifications the Tenant makes to the space shall be the responsibility of the Tenant.
Landlord’s Work shall be Substantially Completed on or before                         (“Delivery Date”). “Substantial Completion” of Landlord’s Work shall occur upon satisfaction of all of the following: (a) Landlord’s Work is completed in accordance with the approved plans and specifications and subject only to “Punch List Items” which are details of construction, decoration and mechanical and electrical adjustments which, in the aggregate, are minor in character and do not materially inconvenience or materially adversely affect Tenant’s use or enjoyment of the Premises, and in no event include any item, the completion or correction of which, shall materially interfere with Tenant’s use or occupation of the Premises and as approved by Tenant, (b) the issuance of a temporary Certificate of Occupancy or similar certification by the applicable governmental entity, and (c) a certification from the architect or engineer that the Landlord’s Work is substantially complete in accordance with the Final Construction Drawings. The date on which Substantial Completion is achieved shall be the “Substantial Completion Date”. Landlord shall give Tenant notice three (3) business days prior to Substantial Completion so that Landlord and Tenant can inspect the Premises within said three (3) business day period for purposes of compiling a list of Punch List Items (the “Punch List”). Landlord shall begin correcting and diligently pursue the correction of Punch List items promptly after completion of the Punch List by Tenant, and Landlord shall complete the Punch List within thirty (30) calendar days of the date that Tenant delivers the Punch List to Landlord.
In the event Landlord fails to achieve Substantial Completion of Landlord’s Work on or before the Delivery Date, then, (i) the Rent Commencement Date shall be tolled and Tenant shall be entitled to one day of free Rent and Additional Rent for each day between the Delivery Date and the date Substantial Completion Date; and (ii) in the event the Substantial Completion Date is not achieved within 45 days from the Delivery Date, then Tenant shall have the right to terminate this Lease by delivery of written notice to Landlord and recover all of its damages from Landlord.
12.    Performance by Landlord. In the event Tenant fails to perform any of its covenants and agreements as set forth in this Lease and such failure continues for a period of ten (10) days after written notice from Landlord (except that no such notice shall be required in emergency situations), Landlord shall have the option to undertake such performance for Tenant, and the costs and expenses incurred by Landlord by reason of such undertaking shall be due and payable forthwith by Tenant to Landlord as Additional Rent under this Lease.
13.    Compliance with Public Authority Requirements. Tenant agrees, at its own expense, to promptly comply with all requirements of any legally constituted public authority with respect to Tenant’s use of the Premises.
14.    Hazardous Materials.
a)    Definitions. For purposes of this Lease, the terms “Hazardous Materials” and “Relevant Environmental Laws” shall be defined as follows:
i.    “Hazardous Materials” shall mean all solids, liquids and gasses, including but not limited to solid waste, asbestos, crude petroleum and petroleum fractions, toxic chemicals, polychlorinated biphenyls, paint containing lead, volatile organic chemicals, chlorinated organic compounds, and urea formaldehyde foam insulation, which are governed or regulated by Relevant Environmental Laws.

Steele Ave LLC Lease Agreement – Shoulder Innovations	Page 6 of 25

ii.    “Relevant Environmental Laws” shall include but not be limited to all federal, state or local laws, rules, regulations, orders or determinations established or issued by any judicial, legislative or executive body, of any governmental or quasi-governmental entity which govern or regulate the existence, storage, use, disposal, or release of any solid, liquid or gas on, in or under the Leased Premises, or which govern or regulate the environmental effect of any activity currently or previously conducted on the Leased Premises.
b)    Tenant’s Obligations; Indemnification. Tenant shall not, nor shall it permit its employees, business invitees, contractors or subcontractors (collectively “Tenant’s Agents”), to bring upon, keep, store, use, or dispose of any Hazardous Materials on, in, under, or about the Leased Premises, the Property or any adjacent property except for the following: (i) Hazardous Materials contained within Tenant’s products, equipment, or inventory and which do not pose any significant threat of being released into the environment; or (ii) general office supplies (including, without limitation, ordinary cleaning chemicals and solutions) used for their intended purpose and not posing any significant threat of contamination of the Leased Premises, the Property or any adjacent property. Tenant shall cause the presence, use, storage and/or disposal of any Hazardous Materials on, in, under, or about the Leased Premises, the Property or any adjacent property by Tenant or Tenant’s Agents to be in complete compliance with Relevant Environmental Laws. Tenant shall defend, indemnify, protect, and hold Landlord harmless from and against all claims, costs, fines, judgments, and liabilities, including attorneys’ fees and costs, arising out of or in connection with the presence, storage, use, or disposal of Hazardous Materials in, on, under, or about the Leased Premises, the Property or any adjacent property caused by the acts, omissions, or negligence of Tenant and/or Tenant’s Agents. Tenant’s obligations hereunder shall survive the termination of this Lease.
c)    Landlord’s Obligations. Neither Landlord nor Landlord’s employees, business invitees, agents, contractors, or subcontractors (collectively “Landlord’s Agents”) shall bring upon, keep, store, use, or dispose of any Hazardous Materials in, on, under, or about the Leased Premises, the Property or any adjacent property except in complete compliance with all Relevant Environmental Laws.
Landlord, to the best of its knowledge, represents and warrants to Tenant that there are no Hazardous Materials on or about the Property and that the Property is in compliance with all Relevant Environmental Laws. In addition, Landlord represents and warrants to Tenant that no toxic, explosive or other dangerous materials or hazardous substances are present in the Leased Premises, Building or on the Property or have been concealed within, buried beneath, released on or from, or removed from the Building or Property. Landlord warrants that Landlord will, at Tenant’s request prior to lease execution, fully disclose any and all reports, analyses, studies or other documents, including environmental and air quality studies that would identify contaminants on the property. Landlord shall defend, indemnify and hold harmless Tenant from and against any and all third-party claims, actions, damages, liability and expense (including all attorney’s, consultant’s and expert’s fees, expenses and liabilities incurred in defense of any such claim or any action or proceeding brought thereon) arising from environmental conditions not solely caused by Tenant, including, without limitation, any and all costs incurred by Tenant because of any investigation of any portion of the Property or any cleanup, removal or restoration of any portion of the Property to remove or remediate Hazardous Materials not deposited by Tenant.
15.    Damage to Leased Premises. In the event the Leased Premises and/or the Building are damaged by fire, the elements, acts of God, or other cause to such extent that either the Leased Premises are rendered untenantable by Tenant or more than fifty percent (50%) of the Building is rendered untenantable, and in the event Landlord elects not to rebuild the Leased Premises as they existed prior to the damage or in some other

Steele Ave LLC Lease Agreement – Shoulder Innovations	Page 7 of 25

manner satisfactory to Tenant, then Landlord, within thirty (30) days of the date the damage occurred, shall notify Tenant in writing of such election, and this Lease shall be canceled as of the date the damage occurred, and Landlord and Tenant shall have no further obligations by reason of its provisions.
In the event the Leased Premises and the Building are not damaged to such an extent that the Leased Premises are rendered wholly untenantable by Tenant or more than fifty percent (50%) of the Building is rendered untenantable, then Tenant shall continue to occupy that portion of the Leased Premises which are tenantable, the rent shall abate proportionately to the portion occupied, and Landlord shall promptly commence and complete repairs to the portion damaged to the extent of available insurance proceeds.
In no event and under no circumstances shall Landlord be liable to Tenant for any loss occasioned by damage to the Leased Premises, other than for the abatement of rent as provided in this Section 14, except to the extent of property damage resulting from the negligence of Landlord or Landlord’s Agents which is not otherwise covered by insurance required to be carried by Tenant under this Lease. Under no circumstances shall there by any abatement of rent under this Section 14 if the damage to the Leased Premises is caused by the negligent acts of Tenant or Tenant’s Agents.
16.    Eminent Domain. In the event that the whole of the Leased Premises shall be taken or condemned for any public or quasi-public use or purpose by any competent authority in appropriation proceedings or by any right of eminent domain, then this Lease shall terminate as of the date title vests in the condemner, all rents and other payments shall be paid up to that date, and Landlord and Tenant shall have no further obligations by reason of the provisions of this Lease
In the event that less than the whole of the Leased Premises or any substantial portion of the Property is so taken or condemned, then Landlord shall have the right to terminate this Lease upon written notice to Tenant given at least thirty (30) days prior to the date title vests in the condemner, and this Lease shall terminate as of the date title vests in the condemner, all rents and other payments shall be paid up-to-date, and Landlord and Tenant shall have no further obligations by reason of the provisions of this Lease. In the event that Landlord does not elect to so terminate this Lease, Landlord, to the extent of the condemnation award, shall repair and restore the portion not affected by the taking so as to constitute the remaining premises a complete architectural unit. Thereafter, the Tenant can still terminate this Lease.
Tenant shall have no interest in any award resulting from any condemnation or eminent domain or similar proceedings whether such award be for diminution in value to the leasehold or to the fee of the Leased Premises, except that Tenant shall be entitled to claim, prove and receive in such proceedings such award as may be allowed it for loss of business, relocation, and for Tenant’s trade fixtures and personal property which are removable by Tenant at the end of the Term, provided such award shall be in addition to the award for land, buildings and other improvements.
17.    Parking and Common Areas; Expansion or Alteration of Building. Tenant shall have the right to use the driveways, walkways and parking areas located on and adjacent to the Property. Tenant shall require its employees (other than those with temporary or permanent disabilities) to park in the areas designated by Landlord. Landlord reserves the right in its absolute discretion to modify, change or alter any Common Area provided such change or alteration does not materially alter the amount of available parking spaces or the accessibility or effective usage of the Leased Premises. In addition, Landlord reserves the right to expand or alter the Building, however, so long as such expansion or alteration will in no way impact Tenant’s use of the Property. In such event, Tenant’s pro rata share of Operating Expenses as set forth in Section 4(c) of this Lease shall be appropriately adjusted.

Steele Ave LLC Lease Agreement – Shoulder Innovations	Page 8 of 25

18.    Defaults of Tenant. The following occurrences shall be deemed defaults by Tenant:
a)    Tenant shall fail to pay when due any rent or other sum payable under this Lease and such failure continues for five (5) days after written notice from Landlord.
b)    Tenant shall make a general assignment for the benefit of creditors or become bankrupt or insolvent, or file or have filed against it in any court a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee.
c)    Tenant shall be in breach of any other obligation under this Lease, and such breach shall continue for thirty (30) days after written notice from Landlord.
19.    Remedies of Landlord. In the event of a default by Tenant, Landlord shall have the following rights and remedies in addition to all other rights and remedies otherwise available to Landlord:
a)    Intentionally Deleted.
b)    Landlord shall have the right to terminate this Lease upon written notice to Tenant without prejudice to any claim for rents or other sums due or to become due under this Lease or damages.
c)    Landlord shall have the immediate right of re-entry and may remove all persons and property from the Leased Premises. Such property may be removed and stored at the cost of Tenant. Should Landlord elect to re-enter as herein provided, or should Landlord take possession pursuant to legal proceedings, Landlord may either terminate this Lease or, from time-to-time, without terminating this Lease, relet the Leased Premises or any part thereof for such term or terms (which may be for a term extending beyond the Term) and at such rental or rentals and upon such other terms and conditions as Landlord, in the exercise of its sole discretion, deems advisable, with the right to make alterations and repairs to the Leased Premises. Upon each such reletting, (i) Tenant shall be immediately liable to pay to Landlord, in addition to any indebtedness other than rent due hereunder, the cost and expense of such reletting and of any such alterations and repairs incurred by Landlord, and the amount, if any, by which the rent reserved in this Lease for the period of the reletting as accelerated under Subsection a) of this Section, exceeds the amount agreed to be paid for rent for the Leased Premises by the reletting Tenant; or (ii) at the option of Landlord, rents received by Landlord from such reletting shall be applied first, to the payment of any indebtedness other than rent due hereunder from Tenant to Landlord; second, to the payment of any costs and expenses of such reletting and of such alterations and repairs; third, to the payment of rent unpaid hereunder; and the residue, if any held by Landlord and applied in payment of future unaccelerated rent as the same may become due and payable hereunder.
d)    Subject to Landlord’s duty to mitigate its damages, Landlord may immediately sue to recover from Tenant all damages Landlord may incur by reason of Tenant’s default, including the cost of recovering the Leased Premises, and including the rent reserved and charged in this Lease for the remainder of the stated Term as accelerated under Subsection a) of this Section, all of which shall be immediately due and payable along with attorneys’ fees and Landlord shall have no obligation to relet.
20.    Late Charge and Interest for Past Due Payments. All installments of rent payable to Landlord under this Lease, if not paid within five (5) days after they become due, shall be subject to a late charge equal to five percent (5%) of the installment amount.

Steele Ave LLC Lease Agreement – Shoulder Innovations	Page 9 of 25

21.    Intentionally Deleted (see Rider)
22.    Right of Access. Tenant agrees to permit Landlord, and Landlord’s agents, to inspect or examine the Leased Premises at any reasonable time in a reasonable manner, for any emergency reason and to permit Landlord to make such repairs, decorations, alterations, improvements or additions in the Leased Premises or to the Building as Landlord may deem necessary or which Tenant has covenanted in this Lease to do but has failed to do, without the same being construed as an eviction of Tenant, in whole or in part, by reason of loss or interruption of the business of Tenant because of the prosecution of such work, and the rent due under this Lease shall in no way abate while such decorations, repairs, alterations, improvements or additions are being made. Tenant shall have the right to accompany Landlord on any such inspections and examinations, which shall be scheduled to suit the reasonable convenience of both parties.
Landlord shall have the right to enter upon the Leased Premises at any reasonable time during the Term for the purpose of exhibiting the Leased Premises to prospective tenants or purchasers, provided advance notice is given to Tenant, and provided such exhibitions are scheduled to suit the reasonable convenience of both parties. For a period commencing six (6) months prior to the termination of this Lease and any renewals, Landlord may also place signs in, or upon the Leased Premises to indicate that the same are for rent, which signs shall not be altered, removed, obliterated or hidden by Tenant. Signs indicating the Building is for sale may be placed on the Leased Premises at any time.
23.    Surrender of Leased Premises. Tenant covenants and agrees to surrender possession of the Leased Premises to Landlord upon the expiration of the Term, or upon earlier termination of this Lease, in as good condition and repair as the same shall be at the Rent Commencement Date, or as the same may have been put by Landlord or Tenant during the continuance of this Lease and any renewals, or extensions, ordinary wear and tear excepted. In addition, Tenant shall remove all of its personal property from the Leased Premises and shall repair any damage to the Leased Premises caused by such removal. Any improvements mades to the Premises, whether initially paid for by Landlord or by Tenant under paragraph 11 above, shall become the sole possession of Landlord and Tenant shall not remove any part of the improvement, except for its portable personal property (i.e. nothing that is attached to any structure of the Premises), unless specifically authorized in writing by Landlord under the terms of paragraph 10 above.
Any personal property of Tenant or of anyone claiming under Tenant which shall remain on the Leased Premises after the expiration or termination of this Lease shall be deemed to have been abandoned by Tenant, and either may be removed by Landlord as its property or may be disposed of in such a manner as Landlord may see fit, and Landlord shall not be in any way responsible for such property.
24.    Holding Over. In the event Tenant shall continue to occupy all or any part of the Leased Premises after the expiration of the Term with the consent of Landlord, such holding over shall be deemed to constitute a tenancy from month-to-month, upon the same terms and conditions as are contained in this Lease, except as to term; provided, however, if such holding over is without Landlord’s written consent, Tenant shall pay to Landlord as rent for each month, or part of a month, that Tenant remains in possession of the Leased Premises, one hundred and fifty percent (150%) of the monthly rental rate in effect immediately prior to the date of termination.
25.    Assignment and Sublease. Tenant shall not assign this Lease, or sublease all or any part of the Leased Premises without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Tenant shall have the unrestricted right to assign, sublet, license or transfer, in whole or in part, (hereinafter collectively “Transfer”) any or all of its rights and privileges under the Lease to an Affiliate (hereafter defined), provided that no such Transfer shall operate to relieve Tenant

Steele Ave LLC Lease Agreement – Shoulder Innovations	Page 10 of 25

of its obligations under the Lease, including the payment of Rent and other charges. For purposes of this provision, “Affiliate” shall mean any entity which controls, is controlled by or is under common control with Tenant, any franchisee of Tenant, any franchisor of Tenant, any franchisee of Tenant’s franchisor, or any entity which serves as a secured lender to Tenant. The consent of Landlord to any other Transfer to an entity or person which is not an Affiliate shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, the issuance, sale, purchase or other disposition of the interests of Tenant or an Affiliate of Tenant, any merger or consolidation or sale of all or substantially all of Tenant’s or an Affiliate of Tenant’s assets by Tenant or an Affiliate of Tenant, or any change in control, directors, management or organization of Tenant or an Affiliate of Tenant shall not be deemed to be a Transfer requiring the consent of Landlord.
Landlord shall have ten (10) calendar days after receipt of notice from Tenant to review and approve any proposed assignment or subletting. Landlord shall have no right to recapture said space and all consideration attributable to any assignment or sublease shall inure to the benefit of the Tenant.
26.    Subordination. This Lease is and shall be subject and subordinate to any mortgage or mortgages now in force, or which shall at any time be placed upon the Leased Premises or the Property or any part thereof, and to each and every advance made pursuant to any such mortgage. Tenant agrees that it will, upon demand, execute and deliver such instruments as shall be required by any mortgagee or proposed mortgagee, to confirm or to effect more fully such subordination of this Lease to the lien of any such mortgage or mortgages, and, in the event of the failure of Tenant to execute or deliver any such instrument, Tenant hereby irrevocably nominates and appoints Landlord as Tenant’s attorney-in-fact for the purpose of executing and delivering any such instrument or instruments of subordination. Tenant’s refusal to execute or deliver such instrument shall also entitle Landlord, its successors and assigns, to elect that this Lease terminate upon the giving of a written notice as provided for in Section 17(c).
Notwithstanding anything to the contrary, as a condition to Tenant’s subordination and attornment, any mortgagee, or successor to mortgagee’s interest, must agree that it will not disturb Tenant’s right to occupy the Premises under the terms of the Lease for the Term (including any extension thereof), this Lease shall not be terminated, and Tenant’s rights under this Lease and Tenant’s leasehold estate created hereby shall not be diminished by reason of any default under a mortgage affecting the Property or foreclosure thereof, so long as Tenant is not in default in performance of its obligations under the Lease beyond any applicable cure period provided in the Lease.
27.    Attornment. In the event any proceedings are brought for the foreclosure of any mortgage covering the Leased Premises, or in the event of the conveyance by deed in lieu of foreclosure, or in the event of exercise of the power of sale under any such mortgage, or in the event of the sale or transfer of the Leased Premises by Landlord, Tenant hereby attorns to the new owner and covenants and agrees to execute an instrument in writing reasonably satisfactory to the new owner whereby Tenant attorns to such successor in interest and recognizes such successor as Landlord under this Lease.
28.    Sale or Transfer by Landlord. If Landlord shall sell or transfer the Leased Premises, Landlord shall be automatically and entirely released of all covenants and obligations under this Lease from and after the date of such conveyance or transfer, provided the purchaser on such sale has assumed and agreed to carry out all covenants and obligations of Landlord under this Lease.
29.    Estoppel Certificate. At the request of Landlord, Tenant shall within ten (10) days deliver to Landlord or to anyone designated by Landlord, a certificate stating the Commencement Date and the termination

Steele Ave LLC Lease Agreement – Shoulder Innovations	Page 11 of 25

date of the Term and certifying as of the date of the certificate as to the amount of Base Rent, Additional Rent and other charges paid by Tenant under this Lease, whether this Lease has been modified and is in full force and effect, whether Landlord is in default under this Lease and the nature of any such default.
30.    Quiet Enjoyment. On paying the rent and on performing all of the covenants and agreements on its part to be performed under the provisions of this Lease, Tenant shall peacefully and quietly have, hold and enjoy the Leased Premises for the Term without hindrance by Landlord, by any predecessor in interest to Landlord or anyone claiming an interest in the Leased Premises by or through Landlord or any such predecessor in interest.
31.    Benefit and Obligation. The benefits of this Lease shall accrue to, and the burdens of this Lease shall be the liabilities of, the heirs, personal representatives, successors and assigns of Landlord and Tenant.
32.    Notices. All notices required under any provision of this Lease shall be deemed to be properly served if delivered personally, or sent by registered or certified mail to each party at their address as stated above or at such other address as each party shall designate in writing delivered to the other party. All mailed notices shall be effective one (1) business day after mailing.
33.    Waiver. The failure of either party to enforce any covenant or condition of this Lease shall not be deemed a waiver thereof or of the right of either party to enforce each and every covenant and condition of this Lease, and no provision of this Lease shall be deemed to have been waived unless such waiver is in writing. One or more waivers of any covenant or condition by Landlord or Tenant shall not be construed as a waiver of a subsequent breach of the same covenant or condition nor shall the acceptance of rent or other payment by Landlord at any time when Tenant is in default under any term, covenant or condition of this Lease constitute a waiver of such default, nor shall any waiver or indulgence granted by either party be taken as an estoppel against the party granting the indulgence or waiver.
34.    Unenforceability. In the event any covenant, term, provision, obligation, agreement or condition of this Lease is held to be unenforceable, it is mutually agreed and understood, by and between the parties hereto, that the other covenants, terms, provision, obligations, agreements and conditions herein contained shall remain in full force and effect.
35.    Captions. All headings contained in this Lease are intended for convenience only and are not to be deemed or taken as a summary of the provisions to which they pertain or as a construction thereof.
36.    Security Deposit. As security for the payment and performance of its obligations under this Lease, Tenant has deposited with Landlord the sum of Three Thousand Seven Hundred Sixty-Two and 50/100 Dollars ($3,762.50) (the “Deposit”), payable upon the execution of this Lease. The Deposit shall be held by Landlord, and, at Landlord’s discretion, applied to the payment of any amount due Landlord from Tenant which comes due under the terms of this Lease. Any such use of the Deposit by Landlord shall not serve to cure or waive Tenant’s default, and such default shall not be deemed cured until the full amount of the Deposit has been restored to Landlord by Tenant. Any unexpended portion of the Deposit shall be paid over to Tenant within thirty (30) days after the expiration or termination of this Lease and the performance by Tenant of all of its obligations under this Lease.
37.    Governing Law. This Lease shall be governed by the laws of the State of Michigan.
38.    Additional Landlord Services. In addition to the other services provided in this Lease, but subject to the provisions of Section 4(c) above, Landlord shall provide a common area for refuse and rubbish to be placed

Steele Ave LLC Lease Agreement – Shoulder Innovations	Page 12 of 25

there by Tenant and to provide for regular removal of such rubbish. In the event Tenant requires removal of refuse and rubbish from the Leased Premises in an amount or frequency greater than customary and reasonable for normal retail/commercial use during the course of rendering such service, the additional cost shall be paid by Tenant to Landlord as Additional Rent within ten (10) days after notice from Landlord. In no event, however, shall Landlord have any responsibility for removal or disposal of any waste products or material generated by Tenant which is regulated under any municipal, state or federal law, ordinance or regulation and all such waste products and material shall be removed and disposed of by Tenant at its sole cost and expense and in full compliance with all such laws, ordinances and regulations.
39.    Additional Covenants of Tenant. Tenant shall not perform or permit any of the following acts to be performed by Tenant or its agents, employees, or invitees without the written consent of the Landlord:
a)    Occupy the Leased Premises in any other manner or for any other purpose than as set forth in this lease.
b)    Use or operate any machinery that, in Landlord’s reasonable opinion, is harmful to the Property or disturbing to other users or occupants thereof.
c)    Inscribe, paint or affix or permit to be inscribed, painted or affixed any sign, advertisement or notice on any part of the Property, inside or out, unless first approved by Landlord in writing, which shall not be unreasonably withheld.
d)    Place any telecommunications lines or other wires and instruments in the Leased Premises unless directed by Landlord as to where and how the same are to be placed, and, without such direction, no placement of any such apparatus shall be permitted; provided, however, Tenant shall be permitted to install standard telephone, internet and computer lines at Tenant’s expense within Tenant’s leased area.
e)    Use or allow to be used on the Leased Premises any article or substance having an offensive odor, such as, but not limited to ether, naphtha, phosphorus, benzol, gasoline, benzine, petroleum or any product thereof, crude or refined earth or coal oils, flashlight powder, or other explosives, kerosene, camphene, burning fluid or any dangerous, explosive or rapidly burning matter or material of any kind.
f)    Use electricity in the Leased Premises in excess of the capacity of any of the electrical conductors and equipment in or otherwise serving the Leased Premises nor connect any additional fixtures, appliances or equipment to the Property electric distribution system or make any alteration or addition to the electric system (other than installing a sub-meter) of the Leased Premises other than the connection of lamps, desktop computers, laptop computers and similar small office machines and similar equipment necessary for Tenant’s use of the Leased Premises as permitted under this Lease.
g)    Tenant shall not make or permit any improper noises or odors in the Leased Premises or on the Property, create a nuisance, or do or permit anything which, in Landlord’s sole and reasonable judgment, interferes in any way with other tenants of the Property or persons having business with such tenants (except for Tenant’s uses already disclosed and permitted in Section 2 above). In the event Tenant’s business creates excessive noise or odors, Landlord may, in addition to all other remedies available to Landlord under this Lease, require Tenant, at Tenant’s sole cost, to install in the Leased

Steele Ave LLC Lease Agreement – Shoulder Innovations	Page 13 of 25

Premises such sound insulation, air circulation devices and/or other improvements necessary to isolate the noise/odor in a manner acceptable to Landlord.
40.    Additional Rights Reserved to Landlord. Landlord shall have the right, but shall be under no obligation, to do the following things (at any time or times and from time-to-time) in or about the Leased Premises and the Property:
a)    Make such reasonable rules and regulations as in its judgment may from time to time be necessary for the safety, care and cleanliness of the Leased Premises, and the Property, and for the preservation of good order therein; provided, however, such rules and regulations are reasonable and customary for buildings of this character, are of uniform application to all tenants, are uniformly enforced against all tenants, and are not inconsistent with the provision of this Lease. Tenant and its agents, employees, invitees, and licensees shall comply with all rules and regulations.
b)    Control and prevent access to any part of the Property or adjacent property by all persons whose presence in the reasonable judgment of Landlord, or Landlord’s employees, will be prejudicial to the safety, character, reputation or interest of the Property and its respective tenants.
41.    Signs. Landlord shall have no obligation to provide any signs for Tenant or the Leased Premises. All signs placed on the Leased Premises by Tenant shall conform to the same style, type, size and quality of other signs in or on the Building and shall be subject to the approval of Landlord. All signs approved by Landlord shall be erected at Tenant’s sole cost and expenses, and in compliance with all applicable laws, ordinances, codes and regulations. In addition, all such signs shall be removed by Tenant upon the termination of this Lease and all damages repaired at Tenant’s cost and expense.
42.    Intentionally Deleted.
43.    Force Majeure. The time within which any of the parties hereto shall be required to perform any act or acts under this Lease shall be extended to the extent that the performance of such act or acts shall be delayed by acts of God, fire, windstorm, flood, explosion, collapse of structures, riot, or war; provided, however, that the party seeking such extension hereunder shall give notice to the other party of the occurrence causing such delay no later than seven days following such occurrence. However, any extension will not be considered a waiver by Landlord of Tenant’s obligations under this lease but will simply be a suspension of the obligation until such time as Landlord gives notice to Tenant that the suspension is lifted and performance of Tenant under this Lease is reactivated.
44.    Use of Pronouns. The use of pronouns in this Lease shall be deemed to include the masculine, feminine and neutral pronouns as well as both the singular and plural pronouns.
45.    Tenant’s Operations. Tenant shall not use the sidewalks, driveways or parking areas, other than set forth in the exterior storage in Exhibit B, or other Common Areas adjacent to the Leased Premises for the display of merchandise or signs or for any other business purpose without the prior written consent of Landlord. Any exterior storage must comply with all local ordinances or municipality standards. Tenant shall not conduct or permit to be conducted any “going-out-of-business”, “bankruptcy”, “liquidation” or similar type of sale from the Leased Premises. Tenant acknowledges that Landlord is executing this Lease in reliance upon these covenants and that these covenants are a material element of the consideration inducing Landlord to execute this Lease.

Steele Ave LLC Lease Agreement – Shoulder Innovations	Page 14 of 25

46.    Entire Agreement; Amendment. This Lease contains all of the representations and statements by each party to the other and expresses the entire understanding between the parties with respect to this transaction. All prior communications concerning this transaction are merged in and replaced by this Agreement. This Lease may not be amended except by a further agreement in writing signed by both Landlord and Tenant.
47.    Waiver of Right to Trial by Jury. TENANT HEREBY VOLUNTARILY, IRREVOCABLY AND UNCONDITIONALLY WAIVES FOR THE BENEFIT OF THE LANDLORD ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE IT BRINGS, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THIS LEASE, INCLUDING BUT NOT LIMITED TO ACTIONS INVOLVING SUMMARY PROCEEDINGS. THIS PROVISION IS A MATERIAL INDUCEMENT TO LANDLORD TO ENTER INTO THIS TRANSACTION.
48.    Floor Load. Tenant shall not place upon any portion of the floor of the Leased Premises a load exceeding such floor’s loadbearing capacity. Landlord reserves the right to prescribe the position of all safes, business machines, or other heavy apparatus. Such safes, business machines, or other heavy apparatus shall be maintained by Tenant at Tenant’s expense in settings sufficient in the Landlord’s judgment to absorb and prevent vibration, noise, and annoyance.
49.    Limitation of Landlord’s Liability. Notwithstanding anything contained in this Lease to the contrary, Landlords’ liability hereunder shall be limited to, and any judgment against Landlord may only be satisfied out of, (a) the proceeds of sales received on execution of the judgment and levy against the right, title, and interest of Landlord in the Property; (b) out of rent and other income from the Property receivable by Landlord; and (c) out of the consideration received by Landlord from the sale or other disposition of all or any part of Landlord’s right, title, and interest in the Property.
50.    Rules and Regulations. The current rules and regulations for the Building and Landlord’s Property (“Rules”) are attached as Exhibit F. Tenant shall observe and comply with and shall require Tenant’s Agents to observe and comply with all Rules and any additions or amendments thereto which shall from time to time to adopted by Landlord, which additions and amendments shall not require Tenant’s approval or consent or affect Tenant’s obligations hereunder.
51.    Landlord’s Representations and Warranties. Landlord represents and warrants to Tenant that: (a) Landlord is seized in fee simple title to the Property; (b) Landlord has the authority to enter into this Lease; (c) the person executing this Lease is duly authorized to execute and deliver this Lease on behalf of Landlord; (d) Landlord will deliver the Premises, Building, Property and Improvements in compliance with all applicable governmental rules, laws and regulations, without regard to grandfathering or other variances; (e) all utility and mechanical systems, including plumbing, electrical and HVAC systems, are established, connected to the Premises and are in good working condition and repair; (f) the Premises is in compliance with all applicable laws, codes, rules, regulations and ordinances, Landlord has not received any notice of violations of any health, safety, pollution, zoning or other laws, ordinances, rules or regulations including, without limitation, the ADA with respect to any portion of the Leased Premises; and (g) the Premises has access to sufficient parking and a public road, either directly or as benefited by easements.
52.    Authority. Tenant and Landlord represent and warrant that Tenant and Landlord, respectively, have the capacity and authority to enter into this Lease. If Tenant or Landlord is a corporation, Tenant and Landlord, respectively, represent and warrant that it is duly organized and a validly existing corporation in good standing and that the person executing this Lease has the requisite authority to bind the corporation to the terms

Steele Ave LLC Lease Agreement – Shoulder Innovations	Page 15 of 25

of this Lease. If Tenant is a partnership (see above), Tenant represents and warrants that it validly exists and that the person executing this Lease has the requisite authority to bind the partnership to the terms of this Lease.
IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the date first identified above.

LANDLORD		TENANT

Steele Ave LLC		Shoulder Innovations, Inc.

/s/ Jeffrey D. Leeuw		/s/ Matthew Ahearn

By:	Jeffrey D. Leeuw	By:	Matthew Ahearn

Its:	Manager	Its:	Chief Operating Officer

1-14-2021		January 13th, 2021

Date		Date

Steele Ave LLC Lease Agreement – Shoulder Innovations	Page 16 of 25